U.S. SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM 4/A

                  STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

Filed pursuant to Section 16(a) of the Securities Exchange Act of
        1934, Section 17(a) of the Public Utility Holding Company Act of 1935 or Section 30(f) of the Investment Company Act of 1940

[ ] Check box if no longer subject to Section 16. Form 4 or Form 5 obligations may continue. See Instruction 1(b).

1.       Name and Address of Reporting Person*

         Telefonos de Mexico, S.A. de C.V.
         Parque Via 190
         Oficina 1016
         Colonia Cuauhtemoc
         06599 Mexico, D.F. Mexico

2.       Issuer Name and Ticker or Trading Symbol

         Prodigy Communications Corp. (PRGY)

3.       IRS Identification Number of Reporting Person, if an Entity (Voluntary)

4.       Statement for Month/Year

5.       If Amendment, Date of Original (Month/Year)

         December/1999

6.       Relationship of Reporting Person to Issuer
         (Check all applicable)

                 [ ] Director                       [X] 10% Owner
                 [ ] Officer (give title below)     [ ] Other (specify below)

7.       Individual or Joint/Group Filing (Check applicable line)

                 [ ] Form filed by one Reporting Person
                 [X] Form filed by more than one Reporting Person


------------------------
*  If the Form is filed by more than one Reporting Person, see Instruction
4(b)(v).
Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.


                  Table I--Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned

1. Title of         2. Transaction      3. Transaction Code       4. Securities Acquired (A) or      5. Amount of
   Security            Date                (Instr. 8)                Disposed of (D)                    Securities
   (Instr. 3)          (Month/Day/                                   (Instr. 3, 4 and 5)                Beneficially
                       Year)                                                                            Owned at End of
                                                                                                        Month
                                                                                                        (Instr. 3 and 4)
                                           Code           V         Amount    (A) or (D)    Price
--------------------------------------------------------------------------------------------------------------------------
  Common Stock,     12/27/99                 P                    18,800          A       $21.0000       432,600
  $.01 par value                                                                                      11,412,500
  Common Stock,     12/28/99                 P                    101,300         A       $20.2523       432,600
  $.01 par value                                                                                      11,412,500
  Common Stock,     12/29/99                 P                    100,900         A       $20.7481       432,600
  $.01 par value                                                                                      11,412,500
  Common Stock,     12/30/99                 P                    143,400         A       $20.3825       432,600
  $.01 par value                                                                                      11,412,500
  Common Stock,     12/31/99                 P                    68,200          A       $19.5009       432,600
  $.01 par value                                                                                      11,412,500


1. Title of            6. Ownership Form     7. Nature of
   Security               Direct (D) or         Indirect
   (Instr. 3)             Indirect (I)          Beneficial
                          (Instr. 4)            Ownership
                                               (Instr. 4)
----------------------------------------------------------------
Common Stock,           I                     By Telmex Internet
$.01 par value          D                     (see Rider)
Common Stock,           I                     By Telmex Internet
$.01 par value          D                     (see Rider)
Common Stock,           I                     By Telmex Internet
$.01 par value          D                     (see Rider)
Common Stock,           I                     By Telmex Internet
$.01 par value          D                     (see Rider)
Common Stock,           I                     By Telmex Internet
$.01 par value          D                     (see Rider)



          Table II--Derivative Securities Acquired, Disposed of, or Beneficially
          Owned (e.g., puts, calls, warrants, options, convertible securities)


1. Title of   2. Conversion   3. Transaction  4. Transaction     5.  Number of   6. Date Exercisable     7. Title and Amount of
   Derivative    or              Date            Code                Derivative     and Expiration          Underlying
   Security      Exercise        (Month/         (Instr. 8)          Securities     Date                    Securities (Instr.
   (Instr. 3)    Price of        Day/Year)                           Acquired       (Month/Day/Year)        3 and 4)
                 Derivative                                          (A) or
                 Security                                            Disposed
                                                                     of (D)
                                                                     Instr. 3,
                                                                     4 and 5)
-----------------------------------------------------------------------------------------------------------------------------------
                                              Code     V    (A)      (D)            Date         Expiration  Title      Amount or
                                                                                    Exercisable   Date                  Number of
                                                                                                                       Shares
-----------------------------------------------------------------------------------------------------------------------------------



8. Price of   9. Number of   10. Ownership       11. Nature of
   Derivative    Derivative      Form of             Indirect
   Security      Securities      Derivative          Beneficial
   (Instr.       Beneficially    Security:           Ownership
   5)            Owned at        Direct              (Instr. 4)
                 end of          (D) or
                 Month           Indirect
                 (Instr. 4)      (I)
                                 (Instr.
                                 4)






----------------------
Explanation of responses: SEE RIDER ATTACHED HERETO AND MADE A PART HEREOF.

     ** Intentional misstatements or omissions of fact constitute Federal Criminal Violations.
See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).
Signature of Reporting Person


By:___________________________________
Name:
Title:
Date: February 10, 2000

                     U.S. SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM 4/A

                  STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

Filed pursuant to Section 16(a) of the Securities Exchange Act of
         1934, Section 17(a) of the Public Utility Holding Company Act of 1935 or Section 30(f) of the Investment Company Act of 1940

[ ] Check box if no longer subject to Section 16. Form 4 or Form 5 obligations may continue. See Instruction 1(b).

1.       Name and Address of Reporting Person*

         Carso Global Telecom, S.A. de C.V.
         Paseo de las Palmas #736
         Colonia Lomas de Chapultepec
         11000 Mexico, D.F. Mexico

2.       Issuer Name and Ticker or Trading Symbol

         Prodigy Communications Corp. (PRGY)

3.       IRS Identification Number of Reporting Person, if an Entity (Voluntary)

4.       Statement for Month/Year

5.       If Amendment, Date of Original (Month/Year)

         December/1999

6.       Relationship of Reporting Person to Issuer
         (Check all applicable)

                 [ ] Director                       [X] 10% Owner
                 [ ] Officer (give title below)     [ ] Other (specify below)

7.       Individual or Joint/Group Filing (Check applicable line)

                 [ ] Form filed by one Reporting Person
                 [X] Form filed by more than one Reporting Person

------------------------
*  If the Form is filed by more than one Reporting Person, see Instruction
4(b)(v).
Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.



                  Table I--Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned

1. Title of         2. Transaction      3. Transaction Code       4. Securities Acquired (A) or      5. Amount of
   Security            Date                (Instr. 8)                Disposed of (D)                    Securities
   (Instr. 3)          (Month/Day/                                   (Instr. 3, 4 and 5)                Beneficially
                       Year)                                                                            Owned at End of
                                                                                                        Month
                                                                                                        (Instr. 3 and 4)
                                           Code           V         Amount    (A) or (D)    Price
--------------------------------------------------------------------------------------------------------------------------
  Common Stock,     12/27/99                 P                    18,800          A       $21.0000    11,845,100
  $.01 par value                                                                                      29,396,911
  Common Stock,     12/28/99                 P                    101,300         A       $20.2523    11,845,100
  $.01 par value                                                                                      29,396,911
  Common Stock,     12/29/99                 P                    100,900         A       $20.7481    11,845,100
  $.01 par value                                                                                      29,396,911
  Common Stock,     12/30/99                 P                    143,400         A       $20.3825    11,845,100
  $.01 par value                                                                                      29,396,911
  Common Stock,     12/31/99                 P                    68,200          A       $19.5009    11,845,100
  $.01 par value                                                                                      29,396,911


1. Title of            6. Ownership Form     7. Nature of
   Security               Direct (D) or         Indirect
   (Instr. 3)             Indirect (I)          Beneficial
                          (Instr. 4)            Ownership
                                               (Instr. 4)
----------------------------------------------------------------
Common Stock,           I                     By Telmex Internet
$.01 par value          D                     (see Rider)
Common Stock,           I                     By Telmex Internet
$.01 par value          D                     (see Rider)
Common Stock,           I                     By Telmex Internet
$.01 par value          D                     (see Rider)
Common Stock,           I                     By Telmex Internet
$.01 par value          D                     (see Rider)
Common Stock,           I                     By Telmex Internet
$.01 par value          D                     (see Rider)



          Table II--Derivative Securities Acquired, Disposed of, or Beneficially
          Owned (e.g., puts, calls, warrants, options, convertible securities)


1. Title of   2. Conversion   3. Transaction  4. Transaction     5.  Number of   6. Date Exercisable     7. Title and Amount of
   Derivative    or              Date            Code                Derivative     and Expiration          Underlying
   Security      Exercise        (Month/         (Instr. 8)          Securities     Date                    Securities (Instr.
   (Instr. 3)    Price of        Day/Year)                           Acquired       (Month/Day/Year)        3 and 4)
                 Derivative                                          (A) or
                 Security                                            Disposed
                                                                     of (D)
                                                                     Instr. 3,
                                                                     4 and 5)
-----------------------------------------------------------------------------------------------------------------------------------
                                              Code     V    (A)      (D)            Date         Expiration  Title      Amount or
                                                                                    Exercisable   Date                  Number of
                                                                                                                       Shares
-----------------------------------------------------------------------------------------------------------------------------------



8. Price of   9. Number of   10. Ownership       11. Nature of
   Derivative    Derivative      Form of             Indirect
   Security      Securities      Derivative          Beneficial
   (Instr.       Beneficially    Security:           Ownership
   5)            Owned at        Direct              (Instr. 4)
                 end of          (D) or
                 Month           Indirect
                 (Instr. 4)      (I)
                                 (Instr.
                                 4)




----------------------
Explanation of responses: SEE RIDER ATTACHED HERETO AND MADE A PART HEREOF.

     ** Intentional misstatements or omissions of fact constitute Federal Criminal Violations.
See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).
Signature of Reporting Person



By:___________________________________
Name:
Title:
Date: February 10, 2000

                     U.S. SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM 4/A

                  STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

 Filed pursuant to Section 16(a) of the Securities Exchange Act of
         1934, Section 17(a) of the Public Utility Holding Company Act of 1935 or Section 30(f) of the Investment Company Act of 1940

[ ] Check box if no longer subject to Section 16. Form 4 or Form 5 obligations may continue. See Instruction 1(b).

1.       Name and Address of Reporting Person*

         Carlos Slim Helu
         Paseo de las Palmas #736
         Colonia Lomas de Chapultepec
         11000 Mexico, D.F. Mexico

2.       Issuer Name and Ticker or Trading Symbol

         Prodigy Communications Corp. (PRGY)

3.       IRS Identification Number of Reporting Person, if an Entity (Voluntary)

4.       Statement for Month/Year

5.       If Amendment, Date of Original (Month/Year)

         December/1999

6.       Relationship of Reporting Person to Issuer
         (Check all applicable)

                 [ ] Director                       [X] 10% Owner
                 [ ] Officer (give title below)     [ ] Other (specify below)

7.       Individual or Joint/Group Filing (Check applicable line)

                 [ ] Form filed by one Reporting Person
                 [X] Form filed by more than one Reporting Person

------------------------
*  If the Form is filed by more than one Reporting Person, see Instruction
4(b)(v).
Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.


                  Table I--Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned

1. Title of         2. Transaction      3. Transaction Code       4. Securities Acquired (A) or      5. Amount of
   Security            Date                (Instr. 8)                Disposed of (D)                    Securities
   (Instr. 3)          (Month/Day/                                   (Instr. 3, 4 and 5)                Beneficially
                       Year)                                                                            Owned at End of
                                                                                                        Month
                                                                                                        (Instr. 3 and 4)
                                           Code           V         Amount    (A) or (D)    Price
--------------------------------------------------------------------------------------------------------------------------
  Common Stock,     12/27/99                 P                    18,800          A       $21.0000   41,242,011
  $.01 par value
  Common Stock,     12/28/99                 P                    101,300         A       $20.2523   41,242,011
  $.01 par value
  Common Stock,     12/29/99                 P                    100,900         A       $20.7481   41,242,011
  $.01 par value
  Common Stock,     12/30/99                 P                    143,400         A       $20.3825   41,242,011
  $.01 par value
  Common Stock,     12/31/99                 P                    68,200          A       $19.5009   41,242,011
  $.01 par value


1. Title of       6. Ownership Form     7. Nature of
   Security          Direct (D) or         Indirect
   (Instr. 3)        Indirect (I)          Beneficial
                     (Instr. 4)            Ownership
                                           (Instr. 4)
-------------------------------------------------------------

Common Stock,      I                     By Telmex Internet
$.01 par value                      (see Rider)
Common Stock,      I                     By Telmex Internet
$.01 par value                      (see Rider)
Common Stock,      I                     By Telmex Internet
$.01 par value                      (see Rider)
Common Stock,      I                     By Telmex Internet
$.01 par value                      (see Rider)
Common Stock,      I                     By Telmex Internet
$.01 par value                      (see Rider)




1. Title of   2. Conversion   3. Transaction  4. Transaction     5.  Number of   6. Date Exercisable     7. Title and Amount of
   Derivative    or              Date            Code                Derivative     and Expiration          Underlying
   Security      Exercise        (Month/         (Instr. 8)          Securities     Date                    Securities (Instr.
   (Instr. 3)    Price of        Day/Year)                           Acquired       (Month/Day/Year)        3 and 4)
                 Derivative                                          (A) or
                 Security                                            Disposed
                                                                     of (D)
                                                                     Instr. 3,
                                                                     4 and 5)
-----------------------------------------------------------------------------------------------------------------------------------
                                              Code     V    (A)      (D)            Date         Expiration  Title      Amount or
                                                                                    Exercisable   Date                  Number of
                                                                                                                       Shares
-----------------------------------------------------------------------------------------------------------------------------------



8. Price of   9. Number of   10. Ownership       11. Nature of
   Derivative    Derivative      Form of             Indirect
   Security      Securities      Derivative          Beneficial
   (Instr.       Beneficially    Security:           Ownership
   5)            Owned at        Direct              (Instr. 4)
                 end of          (D) or
                 Month           Indirect
                 (Instr. 4)      (I)
                                 (Instr.
                                 4)


----------------------
Explanation of responses: SEE RIDER ATTACHED HERETO AND MADE A PART HEREOF.

     ** Intentional misstatements or omissions of fact constitute Federal Criminal Violations.
See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).
Signature of Reporting Person



By:___________________________________
Name:
Title:
Date: February 10, 2000

                     U.S. SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM 4/A

                  STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

Filed pursuant to Section 16(a) of the Securities Exchange Act of
        1934, Section 17(a) of the Public Utility Holding Company Act of 1935 or Section 30(f) of the Investment Company Act of 1940

[ ] Check box if no longer subject to Section 16. Form 4 or Form 5 obligations may continue. See Instruction 1(b).

1.       Name and Address of Reporting Person*

         Carlos Slim Domit
         Paseo de las Palmas #736
         Colonia Lomas de Chapultepec
         11000 Mexico, D.F. Mexico

2.       Issuer Name and Ticker or Trading Symbol

         Prodigy Communications Corp. (PRGY)

3.       IRS Identification Number of Reporting Person, if an Entity (Voluntary)

4.       Statement for Month/Year

5.       If Amendment, Date of Original (Month/Year)

         December/1999

6.       Relationship of Reporting Person to Issuer
         (Check all applicable)

                 [ ] Director                       [X] 10% Owner
                 [ ] Officer (give title below)     [ ] Other (specify below)

7.       Individual or Joint/Group Filing (Check applicable line)

                 [ ] Form filed by one Reporting Person
                 [X] Form filed by more than one Reporting Person

------------------------
*  If the Form is filed by more than one Reporting Person, see Instruction
4(b)(v).
Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.


                  Table I--Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned

1. Title of         2. Transaction      3. Transaction Code       4. Securities Acquired (A) or      5. Amount of
   Security            Date                (Instr. 8)                Disposed of (D)                    Securities
   (Instr. 3)          (Month/Day/                                   (Instr. 3, 4 and 5)                Beneficially
                       Year)                                                                            Owned at End of
                                                                                                        Month
                                                                                                        (Instr. 3 and 4)
                                           Code           V         Amount    (A) or (D)    Price
--------------------------------------------------------------------------------------------------------------------------
  Common Stock,     12/27/99                 P                    18,800          A       $21.0000   41,242,011
  $.01 par value
  Common Stock,     12/28/99                 P                    101,300         A       $20.2523   41,242,011
  $.01 par value
  Common Stock,     12/29/99                 P                    100,900         A       $20.7481   41,242,011
  $.01 par value
  Common Stock,     12/30/99                 P                    143,400         A       $20.3825   41,242,011
  $.01 par value
  Common Stock,     12/31/99                 P                    68,200          A       $19.5009   41,242,011
  $.01 par value


1. Title of       6. Ownership Form     7. Nature of
   Security          Direct (D) or         Indirect
   (Instr. 3)        Indirect (I)          Beneficial
                     (Instr. 4)            Ownership
                                           (Instr. 4)
-------------------------------------------------------------

Common Stock,      I                     By Telmex Internet
$.01 par value                      (see Rider)
Common Stock,      I                     By Telmex Internet
$.01 par value                      (see Rider)
Common Stock,      I                     By Telmex Internet
$.01 par value                      (see Rider)
Common Stock,      I                     By Telmex Internet
$.01 par value                      (see Rider)
Common Stock,      I                     By Telmex Internet
$.01 par value                      (see Rider)



          Table II--Derivative Securities Acquired, Disposed of, or Beneficially
          Owned (e.g., puts, calls, warrants, options, convertible securities)


1. Title of   2. Conversion   3. Transaction  4. Transaction     5.  Number of   6. Date Exercisable     7. Title and Amount of
   Derivative    or              Date            Code                Derivative     and Expiration          Underlying
   Security      Exercise        (Month/         (Instr. 8)          Securities     Date                    Securities (Instr.
   (Instr. 3)    Price of        Day/Year)                           Acquired       (Month/Day/Year)        3 and 4)
                 Derivative                                          (A) or
                 Security                                            Disposed
                                                                     of (D)
                                                                     Instr. 3,
                                                                     4 and 5)
-----------------------------------------------------------------------------------------------------------------------------------
                                              Code     V    (A)      (D)            Date         Expiration  Title      Amount or
                                                                                    Exercisable   Date                  Number of
                                                                                                                       Shares
-----------------------------------------------------------------------------------------------------------------------------------



8. Price of   9. Number of   10. Ownership       11. Nature of
   Derivative    Derivative      Form of             Indirect
   Security      Securities      Derivative          Beneficial
   (Instr.       Beneficially    Security:           Ownership
   5)            Owned at        Direct              (Instr. 4)
                 end of          (D) or
                 Month           Indirect
                 (Instr. 4)      (I)
                                 (Instr.
                                 4)



----------------------
Explanation of responses: SEE RIDER ATTACHED HERETO AND MADE A PART HEREOF.

     ** Intentional misstatements or omissions of fact constitute Federal Criminal Violations.
See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).
Signature of Reporting Person



By:___________________________________
Name:
Title:
Date: February 10, 2000

                     U.S. SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM 4/A

                  STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

Filed pursuant to Section 16(a) of the Securities Exchange Act of
         1934, Section 17(a) of the Public Utility Holding Company Act of 1935 or Section 30(f) of the Investment Company Act of 1940

[ ] Check box if no longer subject to Section 16. Form 4 or Form 5 obligations may continue. See Instruction 1(b).

1.       Name and Address of Reporting Person*

         Marco Antonio Slim Domit
         Paseo de las Palmas #736
         Colonia Lomas de Chapultepec
         11000 Mexico, D.F. Mexico

2.       Issuer Name and Ticker or Trading Symbol

         Prodigy Communications Corp. (PRGY)

3.       IRS Identification Number of Reporting Person, if an Entity (Voluntary)

4.       Statement for Month/Year

5.       If Amendment, Date of Original (Month/Year)

         December/1999

6.       Relationship of Reporting Person to Issuer
         (Check all applicable)

                 [ ] Director                       [X] 10% Owner
                 [ ] Officer (give title below)     [ ] Other (specify below)

7.       Individual or Joint/Group Filing (Check applicable line)

                 [ ] Form filed by one Reporting Person
                 [X] Form filed by more than one Reporting Person

------------------------
*  If the Form is filed by more than one Reporting Person, see Instruction
4(b)(v).
Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.


                  Table I--Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned

1. Title of         2. Transaction      3. Transaction Code       4. Securities Acquired (A) or      5. Amount of
   Security            Date                (Instr. 8)                Disposed of (D)                    Securities
   (Instr. 3)          (Month/Day/                                   (Instr. 3, 4 and 5)                Beneficially
                       Year)                                                                            Owned at End of
                                                                                                        Month
                                                                                                        (Instr. 3 and 4)
                                           Code           V         Amount    (A) or (D)    Price
--------------------------------------------------------------------------------------------------------------------------
  Common Stock,     12/27/99                 P                    18,800          A       $21.0000   41,242,011
  $.01 par value
  Common Stock,     12/28/99                 P                    101,300         A       $20.2523   41,242,011
  $.01 par value
  Common Stock,     12/29/99                 P                    100,900         A       $20.7481   41,242,011
  $.01 par value
  Common Stock,     12/30/99                 P                    143,400         A       $20.3825   41,242,011
  $.01 par value
  Common Stock,     12/31/99                 P                    68,200          A       $19.5009   41,242,011
  $.01 par value


1. Title of       6. Ownership Form     7. Nature of
   Security          Direct (D) or         Indirect
   (Instr. 3)        Indirect (I)          Beneficial
                     (Instr. 4)            Ownership
                                           (Instr. 4)
-------------------------------------------------------------

Common Stock,      I                     By Telmex Internet
$.01 par value                      (see Rider)
Common Stock,      I                     By Telmex Internet
$.01 par value                      (see Rider)
Common Stock,      I                     By Telmex Internet
$.01 par value                      (see Rider)
Common Stock,      I                     By Telmex Internet
$.01 par value                      (see Rider)
Common Stock,      I                     By Telmex Internet
$.01 par value                      (see Rider)



          Table II--Derivative Securities Acquired, Disposed of, or Beneficially
          Owned (e.g., puts, calls, warrants, options, convertible securities)


1. Title of   2. Conversion   3. Transaction  4. Transaction     5.  Number of   6. Date Exercisable     7. Title and Amount of
   Derivative    or              Date            Code                Derivative     and Expiration          Underlying
   Security      Exercise        (Month/         (Instr. 8)          Securities     Date                    Securities (Instr.
   (Instr. 3)    Price of        Day/Year)                           Acquired       (Month/Day/Year)        3 and 4)
                 Derivative                                          (A) or
                 Security                                            Disposed
                                                                     of (D)
                                                                     Instr. 3,
                                                                     4 and 5)
-----------------------------------------------------------------------------------------------------------------------------------
                                              Code     V    (A)      (D)            Date         Expiration  Title      Amount or
                                                                                    Exercisable   Date                  Number of
                                                                                                                       Shares
-----------------------------------------------------------------------------------------------------------------------------------



8. Price of   9. Number of   10. Ownership       11. Nature of
   Derivative    Derivative      Form of             Indirect
   Security      Securities      Derivative          Beneficial
   (Instr.       Beneficially    Security:           Ownership
   5)            Owned at        Direct              (Instr. 4)
                 end of          (D) or
                 Month           Indirect
                 (Instr. 4)      (I)
                                 (Instr.
                                 4)



----------------------
Explanation of responses: SEE RIDER ATTACHED HERETO AND MADE A PART HEREOF.

     ** Intentional misstatements or omissions of fact constitute Federal Criminal Violations.
See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).
Signature of Reporting Person



By:___________________________________
Name:
Title:
Date: February 10, 2000

                     U.S. SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM 4/A

                  STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

Filed pursuant to Section 16(a) of the Securities Exchange Act of
         1934, Section 17(a) of the Public Utility Holding Company Act of 1935 or Section 30(f) of the Investment Company Act of 1940

[ ] Check box if no longer subject to Section 16. Form 4 or Form 5 obligations may continue. See Instruction 1(b).

1.       Name and Address of Reporting Person*

         Patrick Slim Domit
         Paseo de las Palmas #736
         Colonia Lomas de Chapultepec
         11000 Mexico, D.F. Mexico

2.       Issuer Name and Ticker or Trading Symbol

         Prodigy Communications Corp. (PRGY)

3.       IRS Identification Number of Reporting Person, if an Entity (Voluntary)

4.       Statement for Month/Year

5.       If Amendment, Date of Original (Month/Year)

         December/1999

6.       Relationship of Reporting Person to Issuer
         (Check all applicable)

                 [ ] Director                       [X] 10% Owner
                 [ ] Officer (give title below)     [ ] Other (specify below)

7.       Individual or Joint/Group Filing (Check applicable line)

                 [ ] Form filed by one Reporting Person
                 [X] Form filed by more than one Reporting Person

------------------------
*  If the Form is filed by more than one Reporting Person, see Instruction
4(b)(v).
Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.


                  Table I--Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned

1. Title of         2. Transaction      3. Transaction Code       4. Securities Acquired (A) or      5. Amount of
   Security            Date                (Instr. 8)                Disposed of (D)                    Securities
   (Instr. 3)          (Month/Day/                                   (Instr. 3, 4 and 5)                Beneficially
                       Year)                                                                            Owned at End of
                                                                                                        Month
                                                                                                        (Instr. 3 and 4)
                                           Code           V         Amount    (A) or (D)    Price
--------------------------------------------------------------------------------------------------------------------------
  Common Stock,     12/27/99                 P                    18,800          A       $21.0000   41,242,011
  $.01 par value
  Common Stock,     12/28/99                 P                    101,300         A       $20.2523   41,242,011
  $.01 par value
  Common Stock,     12/29/99                 P                    100,900         A       $20.7481   41,242,011
  $.01 par value
  Common Stock,     12/30/99                 P                    143,400         A       $20.3825   41,242,011
  $.01 par value
  Common Stock,     12/31/99                 P                    68,200          A       $19.5009   41,242,011
  $.01 par value


1. Title of       6. Ownership Form     7. Nature of
   Security          Direct (D) or         Indirect
   (Instr. 3)        Indirect (I)          Beneficial
                     (Instr. 4)            Ownership
                                           (Instr. 4)
-------------------------------------------------------------

Common Stock,      I                     By Telmex Internet
$.01 par value                      (see Rider)
Common Stock,      I                     By Telmex Internet
$.01 par value                      (see Rider)
Common Stock,      I                     By Telmex Internet
$.01 par value                      (see Rider)
Common Stock,      I                     By Telmex Internet
$.01 par value                      (see Rider)
Common Stock,      I                     By Telmex Internet
$.01 par value                      (see Rider)



          Table II--Derivative Securities Acquired, Disposed of, or Beneficially
          Owned (e.g., puts, calls, warrants, options, convertible securities)


1. Title of   2. Conversion   3. Transaction  4. Transaction     5.  Number of   6. Date Exercisable     7. Title and Amount of
   Derivative    or              Date            Code                Derivative     and Expiration          Underlying
   Security      Exercise        (Month/         (Instr. 8)          Securities     Date                    Securities (Instr.
   (Instr. 3)    Price of        Day/Year)                           Acquired       (Month/Day/Year)        3 and 4)
                 Derivative                                          (A) or
                 Security                                            Disposed
                                                                     of (D)
                                                                     Instr. 3,
                                                                     4 and 5)
-----------------------------------------------------------------------------------------------------------------------------------
                                              Code     V    (A)      (D)            Date         Expiration  Title      Amount or
                                                                                    Exercisable   Date                  Number of
                                                                                                                       Shares
-----------------------------------------------------------------------------------------------------------------------------------



8. Price of   9. Number of   10. Ownership       11. Nature of
   Derivative    Derivative      Form of             Indirect
   Security      Securities      Derivative          Beneficial
   (Instr.       Beneficially    Security:           Ownership
   5)            Owned at        Direct              (Instr. 4)
                 end of          (D) or
                 Month           Indirect
                 (Instr. 4)      (I)
                                 (Instr.
                                 4)



----------------------
Explanation of responses: SEE RIDER ATTACHED HERETO AND MADE A PART HEREOF.

     ** Intentional misstatements or omissions of fact constitute Federal Criminal Violations.
See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).
Signature of Reporting Person



By:___________________________________
Name:
Title:
Date: February 10, 2000

                     U.S. SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM 4/A

                  STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

Filed pursuant to Section 16(a) of the Securities Exchange Act of
        1934, Section 17(a) of the Public Utility Holding Company Act of 1935 or Section 30(f) of the Investment Company Act of 1940

[ ] Check box if no longer subject to Section 16. Form 4 or Form 5 obligations may continue. See Instruction 1(b).

1.       Name and Address of Reporting Person*

         Maria Soumaya Slim Domit
         Paseo de las Palmas #736
         Colonia Lomas de Chapultepec
         11000 Mexico, D.F. Mexico

2.       Issuer Name and Ticker or Trading Symbol

         Prodigy Communications Corp. (PRGY)

3.       IRS Identification Number of Reporting Person, if an Entity (Voluntary)

4.       Statement for Month/Year

5.       If Amendment, Date of Original (Month/Year)

         December/1999

6.       Relationship of Reporting Person to Issuer
         (Check all applicable)

                 [ ] Director                       [X] 10% Owner
                 [ ] Officer (give title below)     [ ] Other (specify below)

7.       Individual or Joint/Group Filing (Check applicable line)

                 [ ] Form filed by one Reporting Person
                 [X] Form filed by more than one Reporting Person

------------------------
*  If the Form is filed by more than one Reporting Person, see Instruction
4(b)(v).
Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.


                  Table I--Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned

1. Title of         2. Transaction      3. Transaction Code       4. Securities Acquired (A) or      5. Amount of
   Security            Date                (Instr. 8)                Disposed of (D)                    Securities
   (Instr. 3)          (Month/Day/                                   (Instr. 3, 4 and 5)                Beneficially
                       Year)                                                                            Owned at End of
                                                                                                        Month
                                                                                                        (Instr. 3 and 4)
                                           Code           V         Amount    (A) or (D)    Price
--------------------------------------------------------------------------------------------------------------------------
  Common Stock,     12/27/99                 P                    18,800          A       $21.0000   41,242,011
  $.01 par value
  Common Stock,     12/28/99                 P                    101,300         A       $20.2523   41,242,011
  $.01 par value
  Common Stock,     12/29/99                 P                    100,900         A       $20.7481   41,242,011
  $.01 par value
  Common Stock,     12/30/99                 P                    143,400         A       $20.3825   41,242,011
  $.01 par value
  Common Stock,     12/31/99                 P                    68,200          A       $19.5009   41,242,011
  $.01 par value


1. Title of       6. Ownership Form     7. Nature of
   Security          Direct (D) or         Indirect
   (Instr. 3)        Indirect (I)          Beneficial
                     (Instr. 4)            Ownership
                                           (Instr. 4)
-------------------------------------------------------------

Common Stock,      I                     By Telmex Internet
$.01 par value                      (see Rider)
Common Stock,      I                     By Telmex Internet
$.01 par value                      (see Rider)
Common Stock,      I                     By Telmex Internet
$.01 par value                      (see Rider)
Common Stock,      I                     By Telmex Internet
$.01 par value                      (see Rider)
Common Stock,      I                     By Telmex Internet
$.01 par value                      (see Rider)



          Table II--Derivative Securities Acquired, Disposed of, or Beneficially
          Owned (e.g., puts, calls, warrants, options, convertible securities)


1. Title of   2. Conversion   3. Transaction  4. Transaction     5.  Number of   6. Date Exercisable     7. Title and Amount of
   Derivative    or              Date            Code                Derivative     and Expiration          Underlying
   Security      Exercise        (Month/         (Instr. 8)          Securities     Date                    Securities (Instr.
   (Instr. 3)    Price of        Day/Year)                           Acquired       (Month/Day/Year)        3 and 4)
                 Derivative                                          (A) or
                 Security                                            Disposed
                                                                     of (D)
                                                                     Instr. 3,
                                                                     4 and 5)
-----------------------------------------------------------------------------------------------------------------------------------
                                              Code     V    (A)      (D)            Date         Expiration  Title      Amount or
                                                                                    Exercisable   Date                  Number of
                                                                                                                       Shares
-----------------------------------------------------------------------------------------------------------------------------------



8. Price of   9. Number of   10. Ownership       11. Nature of
   Derivative    Derivative      Form of             Indirect
   Security      Securities      Derivative          Beneficial
   (Instr.       Beneficially    Security:           Ownership
   5)            Owned at        Direct              (Instr. 4)
                 end of          (D) or
                 Month           Indirect
                 (Instr. 4)      (I)
                                 (Instr.
                                 4)


----------------------
Explanation of responses: SEE RIDER ATTACHED HERETO AND MADE A PART HEREOF.

     ** Intentional misstatements or omissions of fact constitute Federal Criminal Violations.
See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).
Signature of Reporting Person



By:___________________________________
Name:
Title:
Date: February 10, 2000

                     U.S. SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM 4/A

                  STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

Filed pursuant to Section 16(a) of the Securities Exchange Act of
         1934, Section 17(a) of the Public Utility Holding Company Act of 1935 or Section 30(f) of the Investment Company Act of 1940

[ ] Check box if no longer subject to Section 16. Form 4 or Form 5 obligations may continue. See Instruction 1(b).

1.       Name and Address of Reporting Person*

         Vanessa Paola Slim Domit
         Paseo de las Palmas #736
         Colonia Lomas de Chapultepec
         11000 Mexico, D.F. Mexico

2.       Issuer Name and Ticker or Trading Symbol

         Prodigy Communications Corp. (PRGY)

3.       IRS Identification Number of Reporting Person, if an Entity (Voluntary)

4.       Statement for Month/Year

5.       If Amendment, Date of Original (Month/Year)

         December/1999

6.       Relationship of Reporting Person to Issuer
         (Check all applicable)

                 [ ] Director                       [X] 10% Owner
                 [ ] Officer (give title below)     [ ] Other (specify below)

7.       Individual or Joint/Group Filing (Check applicable line)

                 [ ] Form filed by one Reporting Person
                 [X] Form filed by more than one Reporting Person

------------------------
*  If the Form is filed by more than one Reporting Person, see Instruction
4(b)(v).
Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.


                  Table I--Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned

1. Title of         2. Transaction      3. Transaction Code       4. Securities Acquired (A) or      5. Amount of
   Security            Date                (Instr. 8)                Disposed of (D)                    Securities
   (Instr. 3)          (Month/Day/                                   (Instr. 3, 4 and 5)                Beneficially
                       Year)                                                                            Owned at End of
                                                                                                        Month
                                                                                                        (Instr. 3 and 4)
                                           Code           V         Amount    (A) or (D)    Price
--------------------------------------------------------------------------------------------------------------------------
  Common Stock,     12/27/99                 P                    18,800          A       $21.0000   41,242,011
  $.01 par value
  Common Stock,     12/28/99                 P                    101,300         A       $20.2523   41,242,011
  $.01 par value
  Common Stock,     12/29/99                 P                    100,900         A       $20.7481   41,242,011
  $.01 par value
  Common Stock,     12/30/99                 P                    143,400         A       $20.3825   41,242,011
  $.01 par value
  Common Stock,     12/31/99                 P                    68,200          A       $19.5009   41,242,011
  $.01 par value


1. Title of       6. Ownership Form     7. Nature of
   Security          Direct (D) or         Indirect
   (Instr. 3)        Indirect (I)          Beneficial
                     (Instr. 4)            Ownership
                                           (Instr. 4)
-------------------------------------------------------------

Common Stock,      I                     By Telmex Internet
$.01 par value                      (see Rider)
Common Stock,      I                     By Telmex Internet
$.01 par value                      (see Rider)
Common Stock,      I                     By Telmex Internet
$.01 par value                      (see Rider)
Common Stock,      I                     By Telmex Internet
$.01 par value                      (see Rider)
Common Stock,      I                     By Telmex Internet
$.01 par value                      (see Rider)



          Table II--Derivative Securities Acquired, Disposed of, or Beneficially
          Owned (e.g., puts, calls, warrants, options, convertible securities)


1. Title of   2. Conversion   3. Transaction  4. Transaction     5.  Number of   6. Date Exercisable     7. Title and Amount of
   Derivative    or              Date            Code                Derivative     and Expiration          Underlying
   Security      Exercise        (Month/         (Instr. 8)          Securities     Date                    Securities (Instr.
   (Instr. 3)    Price of        Day/Year)                           Acquired       (Month/Day/Year)        3 and 4)
                 Derivative                                          (A) or
                 Security                                            Disposed
                                                                     of (D)
                                                                     Instr. 3,
                                                                     4 and 5)
-----------------------------------------------------------------------------------------------------------------------------------
                                              Code     V    (A)      (D)            Date         Expiration  Title      Amount or
                                                                                    Exercisable   Date                  Number of
                                                                                                                       Shares
-----------------------------------------------------------------------------------------------------------------------------------



8. Price of   9. Number of   10. Ownership       11. Nature of
   Derivative    Derivative      Form of             Indirect
   Security      Securities      Derivative          Beneficial
   (Instr.       Beneficially    Security:           Ownership
   5)            Owned at        Direct              (Instr. 4)
                 end of          (D) or
                 Month           Indirect
                 (Instr. 4)      (I)
                                 (Instr.
                                 4)


----------------------
Explanation of responses: SEE RIDER ATTACHED HERETO AND MADE A PART HEREOF.

     ** Intentional misstatements or omissions of fact constitute Federal Criminal Violations.
See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).
Signature of Reporting Person



By:___________________________________
Name:
Title:
Date: February 10, 2000

                     U.S. SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM 4/A

                  STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

Filed pursuant to Section 16(a) of the Securities Exchange Act of
         1934, Section 17(a) of the Public Utility Holding Company Act of 1935 or Section 30(f) of the Investment Company Act of 1940

[ ] Check box if no longer subject to Section 16. Form 4 or Form 5 obligations may continue. See Instruction 1(b).

1.       Name and Address of Reporting Person*

         Johanna Monique Slim Domit
         Paseo de las Palmas #736
         Colonia Lomas de Chapultepec
         11000 Mexico, D.F. Mexico

2.       Issuer Name and Ticker or Trading Symbol

         Prodigy Communications Corp. (PRGY)

3.       IRS Identification Number of Reporting Person, if an Entity (Voluntary)

4.       Statement for Month/Year

5.       If Amendment, Date of Original (Month/Year)

         December/1999

6.       Relationship of Reporting Person to Issuer
         (Check all applicable)

                 [ ] Director                       [X] 10% Owner
                 [ ] Officer (give title below)     [ ] Other (specify below)

7.       Individual or Joint/Group Filing (Check applicable line)

                 [ ] Form filed by one Reporting Person
                 [X] Form filed by more than one Reporting Person

------------------------
*  If the Form is filed by more than one Reporting Person, see Instruction
4(b)(v).
Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.


                  Table I--Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned

1. Title of         2. Transaction      3. Transaction Code       4. Securities Acquired (A) or      5. Amount of
   Security            Date                (Instr. 8)                Disposed of (D)                    Securities
   (Instr. 3)          (Month/Day/                                   (Instr. 3, 4 and 5)                Beneficially
                       Year)                                                                            Owned at End of
                                                                                                        Month
                                                                                                        (Instr. 3 and 4)
                                           Code           V         Amount    (A) or (D)    Price
--------------------------------------------------------------------------------------------------------------------------
  Common Stock,     12/27/99                 P                    18,800          A       $21.0000   41,242,011
  $.01 par value
  Common Stock,     12/28/99                 P                    101,300         A       $20.2523   41,242,011
  $.01 par value
  Common Stock,     12/29/99                 P                    100,900         A       $20.7481   41,242,011
  $.01 par value
  Common Stock,     12/30/99                 P                    143,400         A       $20.3825   41,242,011
  $.01 par value
  Common Stock,     12/31/99                 P                    68,200          A       $19.5009   41,242,011
  $.01 par value


1. Title of       6. Ownership Form     7. Nature of
   Security          Direct (D) or         Indirect
   (Instr. 3)        Indirect (I)          Beneficial
                     (Instr. 4)            Ownership
                                           (Instr. 4)
-------------------------------------------------------------

Common Stock,      I                     By Telmex Internet
$.01 par value                      (see Rider)
Common Stock,      I                     By Telmex Internet
$.01 par value                      (see Rider)
Common Stock,      I                     By Telmex Internet
$.01 par value                      (see Rider)
Common Stock,      I                     By Telmex Internet
$.01 par value                      (see Rider)
Common Stock,      I                     By Telmex Internet
$.01 par value                      (see Rider)



          Table II--Derivative Securities Acquired, Disposed of, or Beneficially
          Owned (e.g., puts, calls, warrants, options, convertible securities)


1. Title of   2. Conversion   3. Transaction  4. Transaction     5.  Number of   6. Date Exercisable     7. Title and Amount of
   Derivative    or              Date            Code                Derivative     and Expiration          Underlying
   Security      Exercise        (Month/         (Instr. 8)          Securities     Date                    Securities (Instr.
   (Instr. 3)    Price of        Day/Year)                           Acquired       (Month/Day/Year)        3 and 4)
                 Derivative                                          (A) or
                 Security                                            Disposed
                                                                     of (D)
                                                                     Instr. 3,
                                                                     4 and 5)
-----------------------------------------------------------------------------------------------------------------------------------
                                              Code     V    (A)      (D)            Date         Expiration  Title      Amount or
                                                                                    Exercisable   Date                  Number of
                                                                                                                       Shares
-----------------------------------------------------------------------------------------------------------------------------------



8. Price of   9. Number of   10. Ownership       11. Nature of
   Derivative    Derivative      Form of             Indirect
   Security      Securities      Derivative          Beneficial
   (Instr.       Beneficially    Security:           Ownership
   5)            Owned at        Direct              (Instr. 4)
                 end of          (D) or
                 Month           Indirect
                 (Instr. 4)      (I)
                                 (Instr.
                                 4)



----------------------
Explanation of responses: SEE RIDER ATTACHED HERETO AND MADE A PART HEREOF.

     ** Intentional misstatements or omissions of fact constitute Federal Criminal Violations.
See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).
Signature of Reporting Person



By:___________________________________
Name:
Title:
Date: February 10, 2000

                                RIDER TO FORM 4/A


Name and Address of Reporting Persons:

Telefonos de Mexico, S.A. de C.V. ("Telmex")
Parque Via 190
Oficina 1016
Colonia Cuauhtemoc
06599 Mexico, D.F. Mexico

Carso Global Telecom, S.A. de C.V. ("CGT")
Paseo de Las Palmas #736
Colonia Lomas de Chapultepec
11000 Mexico, D.F. Mexico

Mr. Carlos Slim Helu
Paseo de Las Palmas #736
Colonia Lomas de Chapultepec
11000 Mexico, D.F. Mexico

Mr. Carlos Slim Domit
Paseo de Las Palmas #736
Colonia Lomas de Chapultepec
11000 Mexico, D.F. Mexico

Mr. Marco Antonio Slim Domit
Paseo de Las Palmas #736
Colonia Lomas de Chapultepec
11000 Mexico, D.F. Mexico

Mr. Patrick Slim Domit
Paseo de Las Palmas #736
Colonia Lomas de Chapultepec
11000 Mexico, D.F. Mexico

Ms. Maria Soumaya Slim Domit
Paseo de Las Palmas #736
Colonia Lomas de Chapultepec
11000 Mexico, D.F. Mexico

Ms. Vanessa Paola Slim Domit
Paseo de Las Palmas #736
Colonia Lomas de Chapultepec
11000 Mexico, D.F. Mexico

Ms. Johanna Monique Slim Domit
Paseo de Las Palmas #736
Colonia Lomas de Chapultepec
11000 Mexico, D.F. Mexico

Issuer Name and Ticker or Trading Symbol:

Prodigy Communications Corp. (PRGY) (the "Company")

Explanation of Responses:

     Telmex, a Mexican corporation, directly owns, as of December 31, 1999, 11,412,500 shares of Common Stock. Telmex also has an indirect beneficial interest in 432,600 shares of Common Stock directly owned by its wholly-owned subsidiary, Telmex Internet LLC, a Delaware limited liability company.

     CGT, a Mexican corporation, directly owns, as of December 31, 1999, 29,396,911 shares of Common Stock. CGT may be deemed to control Telmex through the regular-voting shares of Telmex that it owns directly and its interest in a trust which owns a majority of Telmex's outstanding regular-voting shares. By virtue of this relationship, CGT may be deemed to have indirect beneficial ownership of the (i) 11,412,500 shares of Common Stock owned directly by Telmex, and (ii) 432,600 shares of Common Stock owned directly by Telmex Internet and beneficially owned indirectly by Telmex.

     Mr. Carlos Slim Helu, Mr. Carlos Slim Domit, Mr. Marco Antonio Slim Domit, Mr. Patrick Slim Domit, Ms. Maria Soumaya Slim Domit, Ms. Vanessa Paola Slim Domit and Ms. Johanna Monique Slim Domit (collectively, the "Slim Family"), each a Mexican citizen, beneficially own a majority of the outstanding voting equity securities of CGT and thus may be deemed to control CGT. By virtue of this relationship, each member of the Slim Family may be deemed to have indirect beneficial ownership of the (i) 432,600 shares of Common Stock owned directly by Telmex Internet and beneficially owned indirectly by Telmex and CGT; (ii) 11,412,500 shares of Common Stock owned directly by Telmex and beneficially owned indirectly by CGT; and (iii) 29,396,911 shares of Common Stock owned directly by CGT.

                                    SIGNATURE



        -----------------------------------
         Carlos Slim Helu

        -----------------------------------
         Carlos Slim Domit                            By: /s/ ADOLFO CEREZO
                                                         -------------------
        -----------------------------------               Adolfo Cerezo
         Marco Antonio Slim Domit                         Attorney-in-Fact
                                                          February 10, 2000
        -----------------------------------
         Patrick Slim Domit

        -----------------------------------
         Maria Soumaya Slim Domit

        -----------------------------------
         Vanessa Paola Slim Domit

        -----------------------------------
         Johanna Monique Slim Domit


         TELEFONOS DE MEXICO, S.A. DE C.V.

        -----------------------------------
         By:
         Title:

         CARSO GLOBAL TELECOM, S.A. DE C.V.

        -----------------------------------
         By:
         Title:

Attachment A

                                                 POWER OF ATTORNEY



         I, a beneficial holder of shares of common stock, $.01 par value per share (the "Securities"), of Prodigy Communications Corp., a Delaware corporation, which Securities are registered pursuant to Section 12 of the United States Securities Exchange Act of 1934, as amended (the "Exchange Act"), hereby constitute and appoint Adolfo Cerezo, my true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, to act, for me and in my name, place and stead and on my behalf, in any and all capacities, to sign any Form 3, 4 or 5 or Schedules 13D or 13G (the "Filings") and any and all amendments thereto and any other document relating thereto, and to file on my behalf any such Filings required to be filed pursuant to the Exchange Act, any amendment thereto and other document relating thereto and any exhibit thereto with the United States Securities and Exchange Commission, hereby granting unto said attorney-in-fact and agent, full power and authority to do and perform any and all acts and things requisite as fully to all intents and purposes as I might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent may lawfully do or cause to be done by virtue hereof, and this power of attorney shall be irrevocable until December 31, 2004.






January 10, 2000                            /s/ CARLOS SLIM HELU
                                            -------------------------------
                                            Carlos Slim Helu

                                POWER OF ATTORNEY



         I, a beneficial holder of shares of common stock, $.01 par value per share (the "Securities"), of Prodigy Communications Corp., a Delaware corporation, which Securities are registered pursuant to Section 12 of the United States Securities Exchange Act of 1934, as amended (the "Exchange Act"), hereby constitute and appoint Adolfo Cerezo, my true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, to act, for me and in my name, place and stead and on my behalf, in any and all capacities, to sign any Form 3, 4 or 5 or Schedules 13D or 13G (the "Filings") and any and all amendments thereto and any other document relating thereto, and to file on my behalf any such Filings required to be filed pursuant to the Exchange Act, any amendment thereto and other document relating thereto and any exhibit thereto with the United States Securities and Exchange Commission, hereby granting unto said attorney-in-fact and agent, full power and authority to do and perform any and all acts and things requisite as fully to all intents and purposes as I might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent may lawfully do or cause to be done by virtue hereof, and this power of attorney shall be irrevocable until December 31, 2004.






 January 10, 2000                           /s/ CARLOS SLIM DOMIT
                                            ---------------------
                                            Carlos Slim Domit

                                POWER OF ATTORNEY



         I, a beneficial holder of shares of common stock, $.01 par value per share (the "Securities"), of Prodigy Communications Corp., a Delaware corporation, which Securities are registered pursuant to Section 12 of the United States Securities Exchange Act of 1934, as amended (the "Exchange Act"), hereby constitute and appoint Adolfo Cerezo, my true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, to act, for me and in my name, place and stead and on my behalf, in any and all capacities, to sign any Form 3, 4 or 5 or Schedules 13D or 13G (the "Filings") and any and all amendments thereto and any other document relating thereto, and to file on my behalf any such Filings required to be filed pursuant to the Exchange Act, any amendment thereto and other document relating thereto and any exhibit thereto with the United States Securities and Exchange Commission, hereby granting unto said attorney-in-fact and agent, full power and authority to do and perform any and all acts and things requisite as fully to all intents and purposes as I might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent may lawfully do or cause to be done by virtue hereof, and this power of attorney shall be irrevocable until December 31, 2004.






 January 10, 2000                           /s/ MARCO ANTONIO SLIM DOMIT
                                            ----------------------------
                                            Marco Antonio Slim Domit

                                POWER OF ATTORNEY



         I, a beneficial holder of shares of common stock, $.01 par value per share (the "Securities"), of Prodigy Communications Corp., a Delaware corporation, which Securities are registered pursuant to Section 12 of the United States Securities Exchange Act of 1934, as amended (the "Exchange Act"), hereby constitute and appoint Adolfo Cerezo, my true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, to act, for me and in my name, place and stead and on my behalf, in any and all capacities, to sign any Form 3, 4 or 5 or Schedules 13D or 13G (the "Filings") and any and all amendments thereto and any other document relating thereto, and to file on my behalf any such Filings required to be filed pursuant to the Exchange Act, any amendment thereto and other document relating thereto and any exhibit thereto with the United States Securities and Exchange Commission, hereby granting unto said attorney-in-fact and agent, full power and authority to do and perform any and all acts and things requisite as fully to all intents and purposes as I might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent may lawfully do or cause to be done by virtue hereof, and this power of attorney shall be irrevocable until December 31, 2004.






 January 10, 2000                           /s/ PATRICK SLIM DOMIT
                                            ----------------------
                                            Patrick Slim Domit

                                POWER OF ATTORNEY



         I, a beneficial holder of shares of common stock, $.01 par value per share (the "Securities"), of Prodigy Communications Corp., a Delaware corporation, which Securities are registered pursuant to Section 12 of the United States Securities Exchange Act of 1934, as amended (the "Exchange Act"), hereby constitute and appoint Adolfo Cerezo, my true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, to act, for me and in my name, place and stead and on my behalf, in any and all capacities, to sign any Form 3, 4 or 5 or Schedules 13D or 13G (the "Filings") and any and all amendments thereto and any other document relating thereto, and to file on my behalf any such Filings required to be filed pursuant to the Exchange Act, any amendment thereto and other document relating thereto and any exhibit thereto with the United States Securities and Exchange Commission, hereby granting unto said attorney-in-fact and agent, full power and authority to do and perform any and all acts and things requisite as fully to all intents and purposes as I might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent may lawfully do or cause to be done by virtue hereof, and this power of attorney shall be irrevocable until December 31, 2004.






 January 10, 2000                           /s/ MARIA SOUMAYA SLIM DOMIT
                                            ----------------------------
                                            Maria Soumaya Slim Domit

                                POWER OF ATTORNEY



         I, a beneficial holder of shares of common stock, $.01 par value per share (the "Securities"), of Prodigy Communications Corp., a Delaware corporation, which Securities are registered pursuant to Section 12 of the United States Securities Exchange Act of 1934, as amended (the "Exchange Act"), hereby constitute and appoint Adolfo Cerezo, my true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, to act, for me and in my name, place and stead and on my behalf, in any and all capacities, to sign any Form 3, 4 or 5 or Schedules 13D or 13G (the "Filings") and any and all amendments thereto and any other document relating thereto, and to file on my behalf any such Filings required to be filed pursuant to the Exchange Act, any amendment thereto and other document relating thereto and any exhibit thereto with the United States Securities and Exchange Commission, hereby granting unto said attorney-in-fact and agent, full power and authority to do and perform any and all acts and things requisite as fully to all intents and purposes as I might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent may lawfully do or cause to be done by virtue hereof, and this power of attorney shall be irrevocable until December 31, 2004.






 January 10, 2000                           /s/ VANESSA PAOLA SLIM DOMIT
                                            ----------------------------
                                            Vanessa Paola Slim Domit

                                POWER OF ATTORNEY



         I, a beneficial holder of shares of common stock, $.01 par value per share (the "Securities"), of Prodigy Communications Corp., a Delaware corporation, which Securities are registered pursuant to Section 12 of the United States Securities Exchange Act of 1934, as amended (the "Exchange Act"), hereby constitute and appoint Adolfo Cerezo, my true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, to act, for me and in my name, place and stead and on my behalf, in any and all capacities, to sign any Form 3, 4 or 5 or Schedules 13D or 13G (the "Filings") and any and all amendments thereto and any other document relating thereto, and to file on my behalf any such Filings required to be filed pursuant to the Exchange Act, any amendment thereto and other document relating thereto and any exhibit thereto with the United States Securities and Exchange Commission, hereby granting unto said attorney-in-fact and agent, full power and authority to do and perform any and all acts and things requisite as fully to all intents and purposes as I might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent may lawfully do or cause to be done by virtue hereof, and this power of attorney shall be irrevocable until December 31, 2004.






 January 10, 2000                           /s/ JOHANNA MONIQUE SLIM DOMIT
                                            ------------------------------
                                            Johanna Monique Slim Domit

Attachment B

                                POWER OF ATTORNEY



         I, a beneficial holder of shares of common stock, $.01 par value per share (the "Securities"), of Prodigy Communications Corp., a Delaware corporation, which Securities are registered pursuant to Section 12 of the United States Securities Exchange Act of 1934, as amended (the "Exchange Act"), hereby constitute and appoint Adolfo Cerezo, my true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, to act, for me and in my name, place and stead and on my behalf, in any and all capacities, to sign any Form 3, 4 or 5 or Schedules 13D or 13G (the "Filings") and any and all amendments thereto and any other document relating thereto, and to file on my behalf any such Filings required to be filed pursuant to the Exchange Act, any amendment thereto and other document relating thereto and any exhibit thereto with the United States Securities and Exchange Commission, hereby granting unto said attorney-in-fact and agent, full power and authority to do and perform any and all acts and things requisite as fully to all intents and purposes as I might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent may lawfully do or cause to be done by virtue hereof, and this power of attorney shall be irrevocable until December 31, 2004.


                                            CARSO GLOBAL TELECOM, S.A. DE C.V.


 January 10, 2000                           /s/ EDUARDO VALDES ACRA
                                            -----------------------
                                            By: Eduardo Valdes Acra
                                            Title: Attorney-in-Fact

Attachment C

                                POWER OF ATTORNEY



         I, a beneficial holder of shares of common stock, $.01 par value per share (the "Securities"), of Prodigy Communications Corp., a Delaware corporation, which Securities are registered pursuant to Section 12 of the United States Securities Exchange Act of 1934, as amended (the "Exchange Act"), hereby constitute and appoint Adolfo Cerezo, my true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, to act, for me and in my name, place and stead and on my behalf, in any and all capacities, to sign any Form 3, 4 or 5 or Schedules 13D or 13G (the "Filings") and any and all amendments thereto and any other document relating thereto, and to file on my behalf any such Filings required to be filed pursuant to the Exchange Act, any amendment thereto and other document relating thereto and any exhibit thereto with the United States Securities and Exchange Commission, hereby granting unto said attorney-in-fact and agent, full power and authority to do and perform any and all acts and things requisite as fully to all intents and purposes as I might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent may lawfully do or cause to be done by virtue hereof, and this power of attorney shall be irrevocable until December 31, 2004.


                             TELEFONOS DE MEXICO, S.A. DE C.V.


 January 10, 2000            /s/ JAIME CHICO-PARDO
                             ---------------------------------------------------
                             By: Jaime Chico-Pardo
                             Title: General Manager and Chief Executive Officer